UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 26, 2019

Intersect ENT, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36545	20-0280837
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1555 Adams Drive Menlo Park, California	94025
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 641-2100

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common stock, $0.001 par value	XENT	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 27, 2019, Intersect ENT, Inc. (the “Company”) announced that Mr. Richard A. Meier has been appointed as the Company’s new Executive Vice President and Chief Financial Officer, effective November 26, 2019 (the “Commencement Date”), and in that role will be the Company’s principal financial officer. On the Commencement Date, Ms. Jeryl L. Hilleman will cease to be the Company’s principal financial officer. Ms. Hilleman had previously publicly announced her intention to retire from the Company.

Mr. Meier, age 60, previously served from March 2013 to July 2015 as Executive Vice President and Chief Financial Officer of Owens & Minor, Inc., a global healthcare services company, and he served as President-International and Executive Vice President and Chief Financial Officer of Owens & Minor, Inc. from July 2015 to July 2018, in which roles he was responsible for managing the global finance, strategic planning and corporate development and pricing functions, and, while President-International, managing all aspects of company operations outside the United States, which included the distribution, packaging and products businesses, as well as global sourcing. From 2010 to 2012, Meier served as Executive Vice President and Chief Financial Officer at Teleflex, Inc., a global medical device company. Before joining Teleflex, he served as President and Chief Operating Officer of Advanced Medical Optics, Inc., a global ophthalmic medical device company, from 2007 to 2009, when the company was acquired as a wholly owned subsidiary of Abbott Laboratories. Mr. Meier joined Advanced Medical Optics as Corporate Vice President and Chief Financial Officer in 2002 and continuously served as Chief Financial Officer while simultaneously serving in a variety of finance and operations roles between 2002 and 2007. Mr. Meier also worked for ICN Pharmaceuticals, Inc., now Bausch Health, a global pharmaceutical company, from 1998 to 2002, where he served as Executive Vice President, Executive Vice President and Chief Financial Officer, and as Treasurer.

In connection with Mr. Meier’s appointment as Executive Vice President and Chief Financial Officer, Mr. Meier and the Company have entered into an offer letter dated November 26, 2019 (the “Offer Letter”). Under the terms of the Offer Letter, Mr. Meier will receive an annual base salary of $450,000, a sign-on bonus of $150,000, and will be eligible for an annual target bonus equal to 50% of his base salary paid during the bonus year based on the attainment of certain individual and corporate performance objectives to be determined by the Company’s compensation committee each year.

In addition, pursuant to the terms of the Offer Letter, Mr. Meier will receive (1) a restricted stock unit grant to acquire shares of the Company’s common stock having a value of $1,080,000, vesting with respect to 1/3 of the shares each year for three years, (2) a stock option grant to acquire shares of the Company’s common stock having a value of $810,000, vesting with respect to 1/4 of the shares on the date that is twelve months from the date of grant, and the remainder vesting in 36 equal monthly installments thereafter, and (3) a performance-based restricted stock unit grant to acquire shares of the Company’s common stock having a value of $810,000 (the “Performance Based RSU”) vesting with respect to all shares after three years, subject to meeting specified stock price performance metrics, in each case subject to Mr. Meier’s continued service with the Company.

If Mr. Meier’s employment is terminated by the Company without cause or if he resigns for good reason, Mr. Meier will be entitled to the following severance payments and benefits: (i) a cash payment in an amount equal to twelve months of his then current annual base salary; (ii) a cash payment in an amount equal to his target cash incentive award for such year, prorated for the portion of the year in which he provided service to the Company; and (iii) Company-paid COBRA premium reimbursement for up to 12 months.

If Mr. Meier’s employment is terminated by the Company without cause or if he resigns for good reason and provided that any such termination occurs during the period beginning with the date that is one month before the Company enters into a transaction that would result in the Company’s change of control and ending on the date 12 months following the change of control, in addition to the foregoing severance payments and benefits, Mr. Meier will be entitled to 100% vesting of any unvested equity awards, provided that his Performance Based RSU award will accelerate vesting only to the extent that the performance metrics have been achieved as of the date of termination of employment.

Mr. Meier’s receipt of the foregoing severance payments and benefits is conditioned on his execution of a release of claims in favor of the Company.

Mr. Meier will enter into the Company’s standard form of indemnity agreement which is filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (file no. 333-196974) as filed with the Securities and Exchange Commission on July 9, 2014.

The Offer Letter will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Intersect ENT, Inc.

Dated: November 27, 2019
	By:	/s/ David A. Lehman
David A. Lehman
General Counsel and Secretary